Exhibit 10.3

**CONFIDENTIAL PORTIONS HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION').**

Memorandum of Understanding

By: PolyPid Ltd., 20 Hamagshimim Street, Petah Tikva ("PolyPid"), and

Between: MIS Implant Technologies Ltd., Bar-Lev Industrial Zone (“MIS”)

1.	PolyPid is developing an innovative product for dental and orthopedic needs, based on the delayed release of the antibiotic Doxycycline (hyclate) from the surface of synthetic bone chips based on beta TCP, being also used as a bone growth factor, which is also meant to be used as a bone filler, and intends to develop an application of the said product to treat Preiimplantits (the “Indication”) (the product to be developed for the Indication will be called the “Product”). The Product is based on Polypid's innovative technologies in the field of delayed release of materials with biological activities within medical devices coating. PolyPid confirms that the intellectual property based on the technology that enables the production and the marketing of the Product belong, to the best of its knowledge, exclusively to PolyPid, and that it filed patent applications and/or provisional patent applications regarding the inventions contained therein (the "Patent").

2.

(a)	Any marketing rights granted to MIS shall be solely in connection with the Indication. All of MIS's promotional and marketing materials for the Product shall be limited to the Indication only.

(b)	Shortly after the signing of this agreement, and within 6 months from the signing, PolyPid will provide the material for the planned implant to be developed by PolyPid as part of the Product, as determined by the technical specifications and the amount agreed upon between the parties, afterwards it shall send the Product to the place to be determined by MIS and approved by PolyPid. MIS shall terminate all necessary preparations to start the clinical phase on patients, pursuant this agreement. MIS undertakes to fund the clinical trial, preparations, execution, and a full summary. Following delivery of the required material by PolyPid, MIS will make every effort to ensure that the clinical study duration will not exceed 12 months. MIS undertakes to carry out the clinical trial in accordance with a mutually agreed plan, and that the Products provided by PolyPid will be used only pursuant to PolyPid's instructions. In addition, MIS shall not make any use of the Product in violation of the provisions herein. Without limiting the foregoing, MIS shall be responsible for the following actions, subject to the written instructions of PolyPid regarding the use of the product.

i.	To locate and identify the researchers and medical centers. The number of patients and the objectives of the clinical trials will be determined with PolyPid, and pursuant to the instruction given to PolyPid by the applicable regulatory bodies in Europe and the United States, whichever is stricter;

ii.	To provide appropriate insurance coverage for the clinical trials and to pay all expenses related to the clinical trials – which shall be in accordance with applicable regulation in the United States and Europe;

MIS guarantees that the controller of the clinical trial will deliver any relevant information, whether verbal or written, to the representatives of the two companies. If such information will be transferred only to one of the companies, the receiving company will provide the relevant information to the designated representative of the other company. In addition MIS is committed to transfer to PolyPid, immediately, any information regarding the clinical trial and its progress.

(c)	MIS guarantees that all the clinical trials will be covered by suitable insurance and will be made pursuant to any ethical rules, relevant regulations and certifications of the country in which the trials take place. PolyPid undertakes to make efforts to provide the Product for use in human trials, and to deliver the relevant booklet to the examiner, in order to obtain the approval of the ethical committee for the trial.

(d)	It is hereby agreed that after obtaining preliminary results in the clinical trial (recruitment of one-third of the patients and follow-up of a minimum of four months from the end of treatment), PolyPid will consult with the regulatory bodies in the United States and Europe, and receive its recommendations. PolyPid undertakes to complete the clinical trial in accordance with the regulatory bodies' recommendations.

(e)	PolyPid shall supply the required quantities of the Product for the clinical trial at no charge, with the appropriate regulatory approval, according to quality control requirements.

(f)	Subject to the successful completion of the clinical trials, PolyPid will fund and obtain all regulatory approvals needed for marketing the Product in the U.S and Europe. If MIS decides to continue the cooperation with PolyPid, MIS undertakes to obtain the needed approvals to market the Product in each country, at its own expense. In the event that the regulatory body in Europe or the U.S. requires additional regulatory actions with respect to the clinical trials, MIS undertakes to perform, at its own expense, such actions within a reasonable time. If any further regulatory requirements concerning the Product will arise, PolyPid undertakes to make any efforts to comply with such requirements; however, PolyPid may decide that due to high costs, it will not comply with the additional regulatory requests. In such case, PolyPid will reimburse MIS any amounts paid by MIS, regarding the territory in question. If MIS is not interested in obtaining regulatory approvals regarding specific states or countries, PolyPid shall be entitled to act to obtain such permits by itself or through a third party, and MIS will not be permitted to market the Product in such state or country.

(g)	In the event that the FDA imposes additional requirements regarding a clinical trial, MIS may choose not to comply with such requirements if they would result in high costs, subject to providing PolyPid with 30 days' prior written notice. In such event, PolyPid will exclude the U.S. from MIS's marketing license and PolyPid shall be free to grant any other entity a license to market the Product in the U.S., and MIS shall not have any claims for, nor shall it be entitled to any compensation therefor. Nothing stated herein shall derogate from MIS's obligation to pay PolyPid any amounts due pursuant to Section 3(b), excluding the payments in Subsections 3(b)(4)-(6). In the event that MIS had already made a payment (pursuant to Subsections 3(b)(4)-(6), PolyPid shall refund such payment. Furthermore, if MIS does not obtain regulatory approvals on PolyPid's behalf, pursuant to section 2(f), within a period agreed upon by the parties, PolyPid may market the Product independently or grant a license to market the Product to a third party, after providing MIS with 30 day's prior written notice. If MIS does not execute the clinical trial according to the requirements of the FDA, and in accordance with the schedule established by the parties, PolyPid shall be entitled to exclude the U.S. from MIS's marketing license and may grant to any other entity or itself the license to market the Product in the U.S. Nothing stated herein shall derogate from MIS's obligation to pay PolyPid any amounts due pursuant to Section 3(b), excluding the payments in Subsections 3(b)(4)-(6). In the event that MIS had already made a payment (pursuant to Subsections 3(b)(4)-(6), PolyPid shall refund such payment. In the event that MIS does not fulfill its material obligations and/or commits a material breach hereunder, without curing such breach within 60 days (upon written notice), PolyPid shall be entitled to terminate this agreement immediately, and PolyPid shall not be obligated to return any payments received from MIS, and MIS shall not be entitled to any further payments.

(h)	Neither party guarantees the success of the clinical trial. PolyPid does not give any representation regarding the Product or PolyPid's technology, and delivers the material to MIS as is.

3.

(a)	MIS will notify PolyPid in writing within 45 days of the delivery of the final report of the clinical trial, if it wishes to continue the collaboration with PolyPid, pursuant to the terms of this agreement. If MIS gives a positive notification, it will be nominated as the exclusive worldwide distributer of the Product for the Indication. For this purpose, PolyPid will grant MIS an exclusive, non-transferable worldwide license (the “License”) to market the Product. If MIS decides not to continue the collaboration with PolyPid, this agreement will terminate and neither party shall have any financial or other liability to the other party, except that PolyPid shall return the milestone payments paid by MIS of the total $2,500,000 according to Section 3(b). However all the amounts paid by MIS until such date, related to the clinical trial or any other expense of MIS, shall not be returned to MIS.

(b)	In consideration for the said exclusive marketing right, MIS will pay PolyPid $2,500,000, plus VAT, in accordance with the following milestone payments: (1) $150,000 plus VAT, shall be paid upon the execution of this agreement; (2) $450,000 plus VAT shall be paid upon the receipt of approvals to begin the clinical trial and delivery of materials from PolyPid to MIS; (3) $650,000 plus VAT shall be paid upon receipt of European regulatory approval for marketing (CE); (4) $150,000 plus VAT shall be paid upon the engagement with the FDA regulatory; (5) $450,000 shall be paid upon the commencing of the clinical trial which supports FDA approval and supplying the materials for this trial; and (6) the remaining amount (total of $650,000) shall be paid upon receipt of regulatory approval to market the product in the United States (FDA).

4.

(a)	Three months prior to the expected date of receiving a regulatory approval to sell the Product, MIS will provide PolyPid with an 18-months' order estimation. Upon receiving regulatory approval, MIS will provide an 18-months' order estimation. PolyPid will strive to fulfil orders on a quarterly basis. The package design of the final boxed Product shall clearly identify PolyPid as the manufacturer and the owner of all intellectual property, and shall be made at the expense of MIS. The intellectual property rights relating to the package design of the final boxed Product design and any marketing materials shall belong solely to MIS. MIS will sell the Product under its own brand.

(b)	PolyPid will manufacture and produce the Product, at its own expense, in basic, sterile packaging, and will provide the Product in such form to MIS, accompanied by the relevant documents. MIS shall be responsible for, and shall bear the costs of, package design, the package material, and the leaflet to the doctor and the patient, all in accordance with the instructions of the regulatory authorities in each country.

(c)	PolyPid is responsible for shipping the product, FOB, from its manufacturing facility, pursuant to the requirements of the regulatory body which is stricter, to three destinations that shall be determined in advance with MIS.

(d)	MIS shall pay the advertising, marketing and sales expenses of the product and undertakes to bear these costs to be agreed upon between the parties in a definitive agreement. MIS shall sell the product to its customers under its own brand without altering the markings on the original packaging and without creating the impression that MIS is the owner of the product or the related patents. MIS shall market the Product in each country only in accordance with the License granted and pursuant to applicable regulatory authorities.

(e)	During the first five years after receiving the first regulatory approval, MIS shall strive to purchase an annual amount of the Product (the "Purchasing Objective"), to be agreed upon between the parties in a definitive agreement. In each of the five years, the objective will be increased and examined. If MIS does not meet the Purchasing Objective, PolyPid may terminate the agreement, without the foregoing being considered a breach of the agreement by either party. The parties shall make an evaluation of whether MIS is meeting the Purchasing Objective at the end of each year after the target date. The target date is three months after the first regulatory authorization. In such event, PolyPid will not reimburse MIS for any amount paid by MIS, and MIS will not be entitled to any compensation or payment in connection with the Product in the future. In the event that MIS meets the purchasing objective, the parties shall agree on a new Purchasing Objective for the following year, this agreement shall reflect the growth of the sales each year.

(f)	In the event that the parties do not reach an agreement on any matter (including but not limited to the Purchasing Objective), within 60 days, the parties shall resort to arbitration by a single arbitrator. The decisions of the arbitrator shall be considered as those agreed upon by the parties.

5.	The price MIS will pay PolyPid for the Product shall be calculated as follows:

(a)	Prior to the beginning of sales, the parties shall agree upon the selling price of the Product from PolyPid to MIS, considering in-product cost plus a reasonable profit target based on a commercial 'golden ratio' of **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.** (the ratio between the expected sale price from MIS’ distributers to their customers and the sale price from PolyPid to MIS). The parties will examine the costs at the end of each year, and may change the price. Consideration for the delivered Product will be made within 90 days from the date of the invoice. It is further agreed that 2% of the Products provided to MIS in the first three years, will be provided at no cost for purposes of promoting the Product. Notwithstanding the foregoing, if MIS sells such Products, MIS shall pay to PolyPid the price of the Product in accordance with this section.

(b)	From the beginning of the marketing of the product by MIS and during the entire period, MIS shall provide PolyPid a detailed report, on a three months' basis, which shall contain: the identity of the distributor, the amount of Products sold to the distributor, the sale price to the distributor, and any other detail reasonably requested by PolyPid. MIS further undertakes to immediately provide PolyPid with any information MIS obtains in connection with the Product. PolyPid shall be entitled to use any such information, and MIS and any other party shall not be entitled to use such information without Polypid's consent. The information generated by MIS and anyone engaged with MIS for the performance of clinical trials of the Product, including all intellectual property rights inherent therein, shall remain the exclusive property of PolyPid. In addition, each party engaged with MIS for the purpose of conducting the clinical trials shall not be entitled to use the Product or any other information resulting therefrom in any way, unless PolyPid provides a license to use the information.

6.

(a)	PolyPid shall be responsible for adjusting the Product, product quality and safety of the Product in accordance with the relevant regulatory terms. PolyPid declares, that to the best of its knowledge, the Product does not violate the intellectual property rights of third parties. PolyPid shall not be liable for product defects arising after transmission to MIS. Each party shall ensure, separately, to purchase appropriate insurance for product liability and damages to third parties. Each party shall bear its individual insurance costs.

(b)	MIS shall market the Product solely for indication, in accordance with regulatory requirements. MIS will make reasonable efforts at its discretion to maintain the Purchasing Objective, to be determined by the parties. PolyPid shall be responsible for any breach of a third party’s intellectual property rights caused by the Product and the product packaging provided by PolyPid. MIS shall be responsible for any breach of a third party’s intellectual property rights caused by the package design of the Product as well as the marketing and advertising materials.

7.

(a)	Any information, idea, development, improvement, different use, derivative, or any concept or change in relation to the Product or in the technology of PolyPid, whether formulated or developed by MIS or its representatives, and all intellectual property rights embodied in them, shall belong to and be exclusively owned by PolyPid, and MIS shall irrevocably assign to PolyPid any right which it may have in connection therewith, including the right to any royalties or any similar consideration. MIS, and any party on its behalf, shall sign any document so as to allow PolyPid to protect its intellectual property (including patent registration). MIS undertakes that each third party that MIS engages with regarding the clinical trial, shall execute an intellectual property undertaking identical to this section (providing that all intellectual property created with respect to the Product and or PolyPid's technology shall exclusively belong to PolyPid). This agreement does not entitle MIS to any rights regarding PolyPid's intellectual property related to the Product and/or its technology or any other of PolyPids products; all such rights remain in the exclusive ownership of PolyPid. MIS's intellectual property rights relating to the Product, as well as the marketing and advertising materials, shall be the exclusive property of MIS.

(b)	MIS and/or its representatives are obligated to maintain secrecy and to keep confidential information in secret with regards to any technical confidential information of PolyPid that is related to the Product, technology or other products of PolyPid, and not make any use of such information except for the purpose of marketing the Product under the agreement and as approved in advance and in writing by PolyPid. Furthermore, MIS is responsible that any party acting on its behalf shall be obligated to maintain confidentiality. In addition, any other party that shall enter into an agreement with MIS, regarding the clinical trial, is obligated to maintain confidentiality. The confidentiality obligation shall not apply to information in the public domain, not due to a breach of this agreement by MIS and/ or another party on its behalf, or held by MIS prior to the agreement, or provided to MIS or by a third party authorized to do so, or developed by or for MIS independently, without using the information of PolyPid after the term of the agreement, solely when MIS can prove that the information developed by it, or for it, was created after the term of the agreement.

(c)	MIS commits not to develop, produce or market, directly or indirectly, products for the Indication (Preiimplantits), which are not produced by PolyPid, for a period of five years following the beginning of marketing of the Product. Notwithstanding the foregoing, this section shall not apply to the marketing of the Perio-Patch, which MIS already markets upon the signing of this agreement.

(d)	It is further agreed, that for a period of three years following the termination of this agreement for any reason, MIS will not use the commercial name of the Product, or any other similar name, for the marketing of a product that competes with the Indication.

8.	Each party to this agreement is an independent contractor acting upon its own accord and responsible for its respective actions and liabilities. There shall not be partnership, employee-employer or representative relationships between the parties hereto.

9.	This agreement shall be effective for as long as all patents are effective, and for as long as MIS maintains its undertakings in accordance with this Agreement, and in any case for a minimum duration of five years following the beginning of the sales following initial regulatory approval. At the end of the 5 year term, and subject to MIS fulfilling all of its obligations herein, the parties will renegotiate the terms of this agreement.

Notwithstanding the forgoing, either party may terminate this agreement by a written notice, following a breach by the other party that is not rectified within 60 days. In addition, either party may terminate the agreement following a force measure that exceeds a 30 day period, and in case of a bankruptcy, liquidation and other similar events. In addition, MIS is entitled to terminate the agreement at any time with 90 day's prior notice. If MIS chooses to terminate the agreement not following a breach by PolyPid, PolyPid will not return MIS any sums of money paid to it, and PolyPid will be entitled to market the Product in any manner. Without derogating from the generality of the forgoing, it is clarified that if MIS breaches this agreement, and does not rectify the breach within 60 days, PolyPid will be entitled to terminate the License and the agreement immediately. In such an event, MIS will not be entitled to any consideration.

Each party's obligations and liabilities shall survive the termination of the agreement for any reason (except pursuant to a breach by the other party), provided that such obligation or liability was incurred prior to the termination of the agreement, including completing production due until the termination of the agreement (as applicable), providing and paying for Products ordered prior to the termination of the agreement and any additional payments due to Polypid, in accordance with this agreement. Upon termination of this agreement, MIS's License shall expire, and all confidential information and property owned by PolyPid shall be returned to PolyPid immediately.

10.	In the event of a Re-organization of either party, the re-organized party undertakes to make its best efforts to ensure that the new party will commit to maintain all undertakings pursuant to this agreement. If the re-organization is to take place in PolyPid, and the new controlling party will not maintain PolyPid's undertakings, PolyPid will be entitled to terminate the agreement, with 90 day's prior notice, provided that the following conditions shall apply;

1.	If the agreement is terminated by PolyPid before the end of five years, PolyPid shall return to MIS all payments made until such date, pursuant to Section 3(b) above, along with compensation that will be calculated as follows; the average monthly income of MIS from selling the Product for the 12 month period prior to the termination (not including the price paid to PolyPid for the product and not including VAT), multiplied by the number of months from the date of termination of the agreement until the end of five years from the start of the sales, however, in any case not less than 6 months. VAT shall be added to such compensation amount.

2.	If the agreement is not extended by PolyPid after the expiry of five years from the target date, for reasons other than disagreements regarding the Purchasing Objective as stated in section 4(b) above or the requested price, PolyPid shall not be required to reimburse MIS any sums (including any consideration paid up to that date pursuant to section 3(b) above); however MIS will be entitled, during a period of one year from the termination of the agreement, to continue to market the Product under the terms of this agreement provided that the License will be non-exclusive. It is further agreed that during this year, PolyPid shall be entitled to grant, in parallel with MIS, marketing and sale rights of the Product (including product design, packaging and preparation of marketing materials) provided that during this year, the following rule shall apply: If PolyPid sells its Product to a third party at a price lower than the price offered to MIS, then MIS shall be entitled to receive the lower price, retroactively from the beginning of that year;

3.	Notwithstanding the foregoing, if PolyPid will receive an offer of engagement from a different marketer after the expiry of five years from the target date, PolyPid will grant MIS the right to extend its engagement under the same terms and conditions offered by the such marketer, including a **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.** discount of the price and terms offered, within 30 days of receipt of the proposal.

As used herein, the term "Re-organization" shall mean any of the following: change of control, merger, sale of Relevant Assets or investment by a strategic investor. The term "Relevant Assets" shall mean (intellectual property and tangible assets) those assets that the same party uses during the manufacturing and supply of the Product.

11.	If PolyPid enters into bankruptcy, liquidation or other similar proceedings, and such proceedings are not canceled within 60 days, MIS will retain its License and 10% of the royalties will be paid to PolyPid. If MIS enters into bankruptcy or liquidation proceedings that are not canceled within 60 days, the License will expire immediately.

12.	Following the signing of this agreement, the parties will negotiate to reach a definitive agreement within 90 days that will include, inter alia, limited liability clauses, representations and warranties, etc. (the “Definitive Agreement”). The parties agree that if a Definitive Agreement is not signed, this Agreement will be valid. With the termination of this Agreement, MIS shall return to PolyPid immediately, all of PolyPid's confidential information and properties that were held by MIS or on its behalf.

13.	Notwithstanding any section of this Agreement, it is hereby agreed that under no circumstance shall either party be liable for indirect and/or incidental and/or consequential damages, whether direct or indirect, whether due to a contractual liability, tort (including negligence) liability or any other legal liability, even if the other party has been notified or if either party should have or could have expected such damages. For the avoidance of doubt, any sum owed by a party to the Agreement to a third party which is also subject to the duty of Indemnification as stated in Section 15 hereinafter, shall be regarded as a direct damage and the foregoing limitations shall not apply.

14.	In any event, the total liability of any party to the other party in accordance with this Agreement shall not exceed a sum that is equal to the total sums of money received by PolyPid from MIS under the Agreement (not including VAT) during the 12 months preceding the event that caused the liability. The foregoing ceiling of liability will not apply with respect to a party’s liability toward a third party. In addition, with respect to a loss and/or damage of up to $20,000, no indemnification will be granted. In the event that the amount of cumulative damages exceed the minimum amount of indemnity, the indemnification obligation under this section shall apply in respect to the full amount

15.	Each party (the “Indemnifying Party”) shall be responsible and indemnify the other party (the “Indemnified Party”) for any damage or cost sustained by the Indemnified Party due to a suit and/or claim and/or demand against the Indemnified Party by a third party due to actions and/or omissions of the Indemnifying Party (including breach of the third party’s intellectual property and rights) or due to a breach of this Agreement and the Definitive Agreement by the Indemnifying Party.

16.	This agreement shall be governed by Israeli law, and the Israeli courts shall have the exclusive jurisdiction with respect to this agreement.

IN WITNESS WHEREOF, the parties have executed this agreement as of February ___ 2013

/s/ Amir Weisberg	/s/ Idan Kleifeld
PolyPid Ltd.	MIS Implant Technologies Ltd.